Exhibit 10(m)

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF PARKER-HANNIFIN CORPORATION

Adopted: 07/21/2008

Effective: 07/21/2008

Parker-Hannifin Corporation, an Ohio corporation, established this Deferred Compensation Plan for Directors of Parker-Hannifin Corporation (the “Plan”), originally effective                                         ,                     , to provide Directors with the opportunity to defer payment of their directors’ fees in accordance with the provisions of this Plan. The Plan has been amended from time to time, including an amendment effective as of January 1, 2005 to provide for certain transitional rules and is hereby amended and restated as of July 21, 2008 and such other dates as specified herein to reflect the requirements of the American Jobs Creation Act (“the Act”) with respect to the terms and conditions applicable to amounts that are deferred under the Plan after December 31, 2004 and subject to Section 409A of the Code. Except as otherwise specifically provided in Section 2(b) of Article III and Section 1(c) of Article IV, all benefits deferred under the Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code (the “Grandfathered Amounts”) shall continue to be subject solely to the terms of the separate Plan as in effect on December 31, 2004. The Plan will be administered in a manner consistent with the Act and Section 409A of the Code and any regulations or other guidance thereunder and any provision in the Plan that is inconsistent with Section 409A of the Code shall be void and without effect. Notwithstanding anything else in the Plan to the contrary, nothing herein shall be read to preclude the Plan from using any transition rules permitted under the Act, provided that no action will be permitted with respect to the Grandfathered Amounts that will subject such amounts to Section 409A of the Code.

ARTICLE I

DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meaning indicated.

1. “Account” shall mean the aggregate of a Participant’s Deferral Account and his or her Parker Stock Account, if any.

2. “Beneficiary” shall mean the person designated by a Participant in accordance with the Plan to receive payment of the remaining balance of a Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.

3. “Change in Control” shall mean the occurrence of one of the following events

(i) A change in ownership of the Corporation, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Corporation. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Corporation or a change in the effective control of the Corporation (within the meaning of Section 3(ii) of this Article). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Corporation as a result of the acquisition by the Corporation of stock of the Corporation which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation’s acquisition such person becomes the beneficial owner of additional stock of the Corporation that increases the percentage of outstanding shares of stock of the Corporation owned by such person, a Change in Control shall then occur.

(ii) A change in effective control of the Corporation, which occurs on either of the following dates:

(a) The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Corporation possessing 30% or more of the total voting power of the Corporation. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Corporation or a change in ownership of the Corporation (within the meaning of Section 3(i) of this Article). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Corporation as a result of the acquisition by the Corporation of stock of the Corporation which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation’s acquisition such person becomes the beneficial owner of additional stock of the Corporation that increases the percentage of outstanding shares of stock of the Corporation owned by such person, a Change in Control shall then occur.

(b) The date that a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board prior to the date of such appointment or election.

(iii) A change in the ownership of a substantial portion of the Corporation’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Corporation’s assets if such transfer is to (a) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (c) a person or group (within the meaning of the Regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Corporation, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 3(iii)(c) of this Article.

Notwithstanding Sections 3(i), 3(ii)(a) and 3(iii) of this Article, the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Corporation or any Subsidiary that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by securities of the Corporation eligible to vote for the election of the Board (the “Corporation Voting Securities”) that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Corporation’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, an acquisition of stock of the Corporation described in Section 3(i) or 3(ii)(a) of this Article shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Corporation or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Corporation from the Corporation.

4. “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

5. “Corporation” shall mean Parker-Hannifin Corporation, an Ohio corporation, its corporate successors, and the surviving corporation resulting from any merger of Parker-Hannifin Corporation with any other corporation or corporations.

6. “Deferral Account” shall mean the bookkeeping account to which is credited Fees deferred by a Director under Article II and any earnings or losses credited thereto in accordance with the Plan.

7. “Director” shall mean any member of the Board of Directors of the Corporation who is not an officer or common-law employee of the Corporation.

8. “Fees” shall mean the retainer and cash meeting fees earned by the Director for his or her services as such.

9. “Participant” shall mean any Director who has at any time elected to defer the receipt of Fees in accordance with Article II or with respect to whom there has been established a Parker Stock Account under Article III.

10. “Parker Stock Account” shall mean the bookkeeping account to which is credited notional stock with respect to certain Participants under Article III, and any earnings and losses credited thereto in accordance with the Plan.

11. “Plan” shall mean the deferred compensation plan as set forth herein, together with all amendments hereto, which Plan shall be called the Amended and Restated Deferred Compensation Plan for Directors of Parker-Hannifin Corporation.

12. “Regulations” shall mean regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

13. “Unforeseeable Emergency” shall mean a severe financial hardship arising from (i) the illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of when a Participant has incurred an Unforeseeable Emergency shall be made by the Corporation, in its sole discretion, pursuant to and subject to the conditions of Section 409A of the Code and Regulations thereunder.

14. “Valuation Date” shall mean each day on which the New York Stock Exchange is open, except that for purposes of determining the value of a distribution under Article IV, it shall mean the 24th day (or the most recent business day preceding such date) of the month immediately preceding the month in which a distribution is to be made.

ARTICLE II

ELECTION TO DEFER

1. Eligibility. Any Director may elect to defer receipt of all or a specified part of his or her Fees in accordance with Section 2 of this Article.

2. Election to Defer. A Director who desires to defer the payment of all or a portion of his or her Fees for services performed during a calendar year shall complete and deliver to the Secretary of the Corporation an Election Agreement, as prescribed by the Corporation, no later than December 31 of the prior calendar year (or such earlier date as is established by the Corporation).

3. Deferral Account; Earnings

(a) The percentage of Fees which a Participant elects to defer shall be credited to a bookkeeping Deferral Account under the Plan as of the date the Fees otherwise would have been paid to the Participant. A Participant’s Deferral Account shall be credited with gains or losses each Valuation Date based on the applicable Crediting Rate as described below. A Participant’s Deferral Account shall be fully vested at all times.

(b) The Crediting Rate shall mean any notional gains or losses equal to those that would have been generated if part or all of the Deferral Account balance had been invested in one or more of the investment portfolios designated as available by the Corporation, less any separate account fees and less any applicable administrative charges determined annually by the Corporation.

(c) The allocation of the Deferral Account shall be determined by the Participant among one or more of the available investment portfolios pursuant to rules determined by the Corporation. The gains or losses shall be credited based upon the daily unit values from the portfolio(s) selected by the Participant. Gains and losses will be compounded daily. Notwithstanding the method of calculating the Crediting Rate, the Corporation shall be under no obligation to purchase any investments designated by a Participant.

ARTICLE III

PARKER STOCK ACCOUNTS

1. Establishment of Parker Stock Account. There may be credits under the Plan to a bookkeeping Parker Stock Account of amounts other than Fees to which a Director may become entitled from the Corporation at the election of the Board of Directors of the Corporation. Such amounts shall be credited to the Parker Stock Account on the date of entitlement in the form of a number of bookkeeping shares (calculated to the second decimal point) calculated at the “Stock Value” as determined as follows. The “Stock Value” on a particular date shall mean the closing sale price of a share of common stock of the Corporation on the New York Stock Exchange (“NYSE”) on such date as reported in the principal consolidated transaction reporting system with respect to securities listed as admitted to trading on the NYSE. A Participant’s Parker Stock Account shall be fully vested at all times.

2. Earnings on Parker Stock Account.

(a) Except as otherwise provided below, a Participant’s Parker Stock Account shall be credited with gains or losses based on the “Stock Rate,” determined as follows. The “Stock Rate” shall mean any notional gains or losses equal to those generated as if the Parker Stock Account balance had been invested in the common stock of the Corporation, including reinvestment of dividends on the dividend payment date at the Stock Value.

(b) In lieu of gains or losses based on the Stock Rate as provided in (a) above, a Participant may elect, pursuant to rules determined by the Corporation, for the Participant’s Parker Stock Account, including Grandfathered Amounts, to be credited with gains and losses each Valuation Date based on the applicable Crediting Rate as described below.

(i) The Crediting Rate shall mean any notional gains or losses equal to those that would have been generated if part or all of the Participant’s Parker Stock Account had been invested in one or more of the investment portfolios designated as available by the Corporation, less any separate account fees and less any applicable administrative charges determined annually by the Corporation.

(ii) The allocation of the Parker Stock Account shall be determined by the Participant among one or more of the available investment portfolios pursuant to rules determined by the Corporation. The gains or losses shall be credited based upon the daily unit values from the portfolio(s) selected by the Participant. Gains and losses will be compounded daily. Notwithstanding the method of calculating the Crediting Rate, the Corporation shall be under no obligation to purchase any investments designated by a Participant.

ARTICLE IV

DISTRIBUTIONS

1. Payment of Deferral Account. Except as otherwise provided pursuant to this Article IV, a Participant’s Account shall be paid monthly over a period of 15 years; provided, however, that the Participant may elect in accordance with Section 2 of this Article to have payment made by one of the following methods:

(a) a single lump sum payment in cash;

(b) monthly installments over 5 or 10 years; or

(c) an annual lump sum amount payable as of January 1 of each year equal to a specified whole number percentage (1-8%) of the Account balance as of the Valuation Date preceding each such annual payment, plus monthly installments of the remaining balance of the Account over 5, 10 or 15 years. Annual lump sum payments pursuant to this Section, with respect to all benefits under this Plan, including Grandfathered Amounts, shall be paid as follows: (a) the first lump sum payment shall be made on the first day of the second month after a Participant’s separation from service as a Director of the Corporation, and (b) the remaining lump sum payments shall be made on January 1 of each succeeding year in the applicable 5, 10 or 15 year period.

Payments shall be based on the value of the Account as of the Valuation Date preceding any payment and shall be made or shall begin as of the first day of the second month following the Participant’s separation from service as a Director of the Corporation, within the meaning of Section 1.409A-1(h) of the Regulations.

2. Payment Elections.

(a) Initial Election. A Participant may elect the form of payment of his or her Account payable on his or her initial Election Agreement, in accordance with such rules as the Administrator shall reasonably apply.

(b) One-Time Change by Participant. To the extent permitted by Section 409A of the Code, a Participant may make a one-time election to change the form of payment at any time up to 12 months before the first scheduled payment; provided, however, that (a) any such election shall not be effective for at least 12 months following the date made; and (b) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid.

(c) Transitional Rule. Notwithstanding any other elections made hereunder and only to the extent permitted by the Corporation pursuant to transitional rules issued under Section 409A of the Code, through such date as specified by the Corporation pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his or her Account under this Plan, provided that (a) any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year, (b) any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year, and (c) any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any such election(s) must be made by the date specified by the Corporation pursuant to guidance consistent with Section 409A of the Code.

(d) Small Account Balances. Notwithstanding the foregoing, effective December 31, 2007 with respect to a Participant’s deferrals under the Plan that would otherwise be paid in installments (or as a combination of lump sums and installments) after December 31, 2007, if the balance of the Participant’s Account under the Plan, and any other nonqualified deferred compensation arrangement that is aggregated with the Plan under Section 1.409A-1(c) of the Regulations as of the date payment would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Corporation shall pay the Participant’s Account in a single lump sum payment.

3. Death of Participant. In the event of the death of a Participant, the value of the Participant’s Account as of the Valuation Date preceding payment shall be paid to the Participant’s designated Beneficiary in a single lump sum payment within 90 days of the date of death. A Participant’s Beneficiary designation may be changed at any time prior to his or her death by execution and delivery of a new Beneficiary designation form. The most recent form on file with the Corporation at the time of the Participant’s death shall govern. In the absence of a Beneficiary designation or the failure of any Beneficiary to survive the Participant, the value of the Participant’s Account as of the Valuation Date preceding payment shall be paid to the Participant’s estate in a single lump sum payment within 90 days after the appointment of an executor or administrator. In the event of the death of a Beneficiary or all of the Beneficiaries after the death of a Participant, but before all amounts credited to the Participant’s Account have been paid to such Beneficiary or Beneficiaries, the remaining value of the Account shall be paid in a single lump sum payment to the estate of the last to die of the Participant and the Beneficiaries.

4. Payment Upon a Change in Control. Notwithstanding the foregoing, within 15 days following a Change in Control, the value of a Participant’s Account as of the date of the Change in Control shall be paid to the Participant in a single lump sum payment.

5. Unforeseeable Emergency. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Board of Directors of the Corporation may permit the Participant to cease any on-going deferrals for the calendar year. Furthermore, the Participant may elect to receive a distribution from his or her Account equal to the amount reasonably necessary to alleviate such Unforeseeable Emergency, including the amount reasonably determined to be sufficient to satisfy any applicable income taxes and penalties anticipated to result from the distribution. In any case, no distribution may be made to a Participant pursuant to this Section to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan, and any other nonqualified deferred compensation arrangement that is aggregated with the Plan under Section 1.409A-1(c) of the Regulations. If a distribution is made to a Participant on account of Unforeseeable Emergency, the Participant may not make further deferrals under the Plan until one entire calendar year following the calendar year in which a distribution based on Unforeseeable Emergency was made has elapsed, or such longer period as may be required by the Code. If, after December 31, 2007, a distribution is made from Grandfathered Amounts due to a “severe financial hardship” (within the meaning of the separate Plan applicable to Grandfathered Amounts), no cessation of deferrals shall be required with respect to Non-Grandfathered Amounts pursuant to this Section.

ARTICLE V

ADMINISTRATION

1. General. The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Corporation shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount in the Account and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Corporation shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties. The Corporation shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity upon a Participant’s request for a full and fair review by the Corporation of any such denial.

2. Amendment and Termination.

(a) The Corporation reserves the right to amend the Plan at any time by action of its Board of Directors; provided, however, that no such action shall adversely affect any Participant who has an Account or any Beneficiary.

(b) In addition, no amendment shall permit an acceleration of time of payment of a Participant’s benefit under the Plan, other than: (a) as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code; (b) in accordance with Section 2(d) of Article IV with respect to small cashouts; (c) in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure; (d) due to a termination of the Plan pursuant to Section 2(c) of this Article that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or (e) as otherwise may be permitted under Section 409A of the Code.

(c) The Corporation may terminate the Plan only as permitted by Section 1.409A-3(j)(4)(ix) of the Regulations (Plan Terminations and Liquidations), or as otherwise may be permitted by future Regulations or other guidance under Section 409A of the Code. Notwithstanding the foregoing, the Corporation may at any time determine to cease all future deferrals and contributions to the Plan. In such event, Participants’ Accounts shall continue to be held and administered in accordance with the terms of this Plan; provided, however that the Corporation shall determine, in its sole discretion, whether to continue to credit Participants’ Accounts with earnings at the otherwise applicable Crediting Rates or instead to credit Participants’ Accounts, as of January 1 of the year that all future deferrals and contributions to the Plan are ceased, with a reasonable rate of interest, not less than the prime rate as published in the Wall Street Journal, in either case continuing until distribution of Participants’ Accounts in accordance with the terms of the Plan.

3. Prior Plans or Agreements. The Plan supersedes all prior deferred compensation plans for Directors and all prior deferred compensation arrangements with any individual Director, except as to the obligation to make payment of the amount of the accounts of participants in the prior plans or under the prior arrangements in accordance with their respective terms. Fees earned after termination of the prior plan or arrangement will not be eligible for deferral under such plan or arrangement and deferral elections under the prior plan or arrangement will be of no force or effect with respect to Fees earned after termination.

4. Noncompetition. During the time any Participant is a Director of the Corporation, he or she shall not, directly or indirectly, as officer, director, shareholder (other than an interest of less than 1% of the stock of any publicly held corporation), partner, employee or in any other capacity, engage in competition with the Corporation in the manufacture, sale or distribution of products or parts thereof. In the event of a breach of this provision, a Participant shall forfeit all right and interest in the amounts credited to his or her Account, and shall not be entitled to any distribution of any deferred Fees.

ARTICLE VI

MISCELLANEOUS

1. Nonalienation of Deferred Compensation. No Participant or Beneficiary shall encumber or dispose of the right to receive any payments hereunder.

2. Interest of Directors. The obligation of the Corporation under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of the Corporation to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation.

3. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Corporation, or the officers, employees, or directors of the Corporation, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

4. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

5. Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

6. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.